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AMERICAN COMMUNITY NEWSPAPERS INC.
REPORTS PRELIMINARY 2008 SECOND QUARTER EARNINGS RESULTS

DALLAS, TX - August 21, 2008 - American Community Newspapers Inc. (AMEX: ANE) (“ACN”) today reported preliminary financial results for the second quarter ended June 29, 2008.

Preliminary 2008 Second Quarter Performance:
•
Total revenue was $17.2 million, down 14.4% from pro forma total revenue of $20.1 million in the prior year quarter. The decline was primarily due to the macro-economic weakness and the resulting soft advertising environment, with the Company’s Minneapolis-St. Paul cluster continuing to be the most affected. Excluding the Minneapolis-St. Paul cluster, total revenue was down 11.4%. In addition, the Company faced difficult year-over-year comparisons. In the second quarter of 2007, ACN experienced an organic revenue decline of 2.6%, compared to pro forma revenue in the prior year quarters, while the newspaper industry experienced a much greater revenue decline of 8.6%, according to the Newspaper Association of America during this same period.

•	Advertising revenue decreased 15.6% to $15.8 million in the second quarter of 2008 compared to pro forma revenue in the same quarter of the prior year.
•
Preliminary net loss is estimated to be $69.2 million, or ($4.73) per diluted share, compared to net income of $0.13 per diluted share in the prior year quarter on a pro forma basis. Net loss in the quarter was impacted by a preliminary estimated non-cash impairment charge of $69.4 million. Excluding this preliminary estimated charge, preliminary net income was $0.2 million, or $0.01 per diluted share. Please refer to the discussions of the preliminary estimated impairment charge below.

•
Internet advertising revenues increased 17.2% year-over-year in the 2008 second quarter and represented 2.9% of total revenue in the second quarter of 2008. ACN newspaper Web sites generated 4.7 million page views and had 0.9 million unique users during the month of June 2008.

•
ACN’s 100 print products had a total circulation of 1.4 million in the second quarter of 2008. ACN has a free, controlled-distribution model for most of its print products, with circulation accounting for only 3.9% of total Company revenues in the period.

Preliminary Performance for Six Months Ended June 29, 2008:
•	Total revenue was $33.1 million, down 13.1% from total revenue of $38.1 million in the prior year period on a pro forma basis.
•	Advertising revenue decreased 13.9% to $30.2 million from the first six months of 2007 on a pro forma basis.
•
Preliminary net loss is estimated to be $73.9 million, or ($5.05) per diluted share, compared to net income of $2.9 million or $0.20 per diluted share in the prior year period on a pro forma basis. Preliminary net loss in the first half of 2008 was impacted by an estimated non-cash impairment charge. Excluding this estimated charge preliminary net loss was $4.5 million, or ($0.30) per diluted share. Please refer to the discussion of the impairment charge below.

Goodwill on ACN’s balance sheet is tested at least annually, in accordance with Statement of Financial Accounting Standards No. 142, to determine if the recorded value of the goodwill is greater than the fair value. If the fair value is less than the carrying value, the goodwill is deemed "impaired" and must be charged off. In the second quarter 2008, ACN initiated a test of the impairment of its goodwill and other intangibles that is likely to result in a substantial impairment that will cause a net loss for the year and eliminate shareholders’ equity. Based on its preliminary analysis, ACN expects to record an impairment charge of at least $69 million. There is a reasonable possibility that adjustments will be made to the preliminary estimate, resulting from, among other things, such factors as arrangements with ACN’s creditors, industry and market performance and ACN’s operating performance and projections. The Company does not expect to make any future cash expenditures as a result of the impairment.

ACN is in violation of a financial covenant under its senior credit facility and a financial covenant under its subordinated credit facility. Each covenant requires ACN to maintain a consolidated total debt leverage ratio (as defined in each facility) below a specified maximum. ACN is conducting discussions with its senior lenders with respect to addressing the defaults. There can be no assurance that ACN will be able to obtain waivers or other relief.

ACN has retained Carl Marks Securities LLC to provide financial advisory services, including assistance in negotiations with its lenders and the development and execution of a financial restructuring plan. In addition, ACN is seeking to engage restructuring counsel. With the assistance of these advisors, ACN is exploring alternatives for formulating a balance sheet restructuring plan. There can be no assurance that ACN will arrive at a financial restructuring plan that is satisfactory to its lenders, or that such a plan, once implemented, will successfully alleviate the risks and uncertainties related to the Company’s credit facilities, as more fully described in ACN's Current Report on Form 8-K filed today with the Securities and Exchange Commission.

Until uncertainties related to impairment of the value of ACN’s intangible assets, including goodwill have been resolved, ACN is unable to complete the preparation of its interim financial statements to be included in its quarterly report on Form 10-Q for the fiscal quarter ended June 29, 2008. ACN plans to file its quarterly report promptly after it becomes possible to measure and recognize the impact of such uncertainties on its financial statements.

About American Community Newspapers Inc.
ACN is a community newspaper publisher in the United States, operating within four major U.S. markets: Minneapolis - St. Paul, Dallas, Northern Virginia (suburban Washington, D.C.) and Columbus, Ohio. These markets are some of the most affluent, high growth markets in the United States, with ACN strategically positioned in many of the wealthiest counties within each market. ACN's goal is to be the preeminent provider of local content and advertising in any market its serves. In these markets, ACN publishes three daily and 83 weekly newspapers, each serving a specific community, and 14 niche publications, with a combined circulation of approximately 1.4 million households. In addition, ACN’s locally focused Web sites have average monthly page views and visitors of approximately 6.1 million and 1.2 million, respectively, extending the reach and frequency of its products beyond their geographic print distribution area.

Forward-Looking Statements
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act, with respect to ACN’s future financial or business performance, strategies and expectations. Forward-looking statements are typically identified by words or phrases such as “trend,” “potential,” “opportunity,” “pipeline,” “believe,” “comfortable,” “expect,” “anticipate,” “current,” “intention,” “estimate,” “position,” “assume,” “outlook,” “continue,” “remain,” “maintain,” “sustain,” “seek,” “achieve,” and similar expressions, or future or conditional verbs such as “will,” “would,” “should,” “could,” “may” and similar expressions.

Pro Forma
We have presented our operating results on a pro forma basis for the three months ended June 29, 2008 and June 30, 2007. This pro forma presentation for the three months ended June 29, 2008 and June 30, 2007 assumes that the July 2, 2007 acquisition of our operating business and related financings occurred at the beginning of the pro forma period. This pro forma presentation is not necessarily indicative of what our operating results would have actually been had the acquisition and related financings occurred at the beginning of the pro forma period. This pro forma presentation is required for comparison purposes as the Company had no operations in the corresponding three month period ended June 30, 2007.

Three Months Ended June 29, 2008 Compared to Pro Forma Three Months Ended July 1, 2007
(Preliminary)

	Unaudited (In thousands)
	Three Months Ended
	June 29, 2008	July 1, 2007	Period change
	Actual	Pro Forma	$	%
Revenues:
Advertising	$15,773	$18,685	$(2,912)	-15.6%
Circulation	676	774	(98)	-12.7%
Commercial printing and other	762	636	126	19.8%
Total revenues	$17,211	$20,095	$(2,884)	-14.4%

Preliminary Net (loss) income*	$(69,226)	$1,893	$(71,119)	-3756.9%

(Loss) earnings per share:
Basic and diluted:	$(4.73)	$0.13	$(4.86)	-3756.9%

Weighted average shares	14,623,445	14,623,445	-

*Preliminary Net (loss) income includes a preliminary impairment charge of $69,381 for the 3 months ended June 29, 2008

Six Months Ended June 29, 2008 Compared to Pro Forma Six Months Ended
July 1, 2007
 (Preliminary)

	Unaudited
	(In thousands)
	Six Months Ended
	June 29, 2008	July 1, 2007	Period change
	Actual	Pro Forma	$	%
Revenues:
Advertising	$30,247	$35,150	$(4,903)	-13.9%
Circulation	1,352	1,698	(346)	-20.4%
Commercial printing and other	1,539	1,286	253	19.7%
Total revenues	$33,138	$38,134	$(4,996)	-13.1%

Preliminary Net (loss) income*
	$(73,870)	$2,855	$(76,725)	-2687.4%
(Loss) earnings per share:
Basic and diluted:	$(5.05)	$0.20	$(5.25)	-2687.4%

Weighted average shares	14,623,445	14,623,445	-

*Preliminary Net (loss) income includes a preliminary impairment charge of $69,381 for the 6 months ended June 29, 2008

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